EXHIBIT 23.2

                          [LETTERHEAD OF SHACHAK & CO.]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements of Geotek Communications, Inc. on Form S-3 (Nos. 33-49548, 33-55506, 33-57530, 33-61034, 33-72820, 33-78540, 33-85296,
33-62073, 33-62327, 33-64117, 33-64533, 333-2849, 333-8731 and 333-21199), Form
S-4 (No. 33-62333) and Form S-8 (No. 33-67144) of our report dated March 26, 1997, on our audits of the financial statements of Geotek Technologies Israel
(1992) Ltd. (f/k/a PowerSpectrum Technology Ltd.) as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.






/s/ SHACHAK PEER REZNICK & CO
Shachak Peer Reznick & Co.
Certified Public Accountants (Isr.)


March 31, 1997
Tel Aviv, Israel